As filed with the Securities and Exchange Commission on August 15, 2017.

Registration No. 333-219678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICRO FOCUS INTERNATIONAL PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

The Lawn, 22-30 Old Bath Road
Newbury, Berkshire
RG14 1QN
United Kingdom
+44 (0) 1635-565-459
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mike Phillips
Chief Financial Officer
The Lawn, 22-30 Old Bath Road
Newbury, Berkshire
RG14 1QN
United Kingdom
+44 (0) 1635-565-459
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard B. Aftanas, P.C. David A. Curtiss Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022	Spencer Summerfield Jon Reddington Travers Smith LLP 10 Snow Hill London EC1A 2AL United Kingdom	Andrew R. Brownstein Benjamin M. Roth Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019	Julian Pritchard Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS United Kingdom

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary Shares	222,390,000	N/A	$6,061,000,000	$702,469.90

(1)	The securities being offered hereby will be issued in the form of American Depositary Shares of the registrant, referred to as Micro Focus ADSs. Each Micro Focus ADS represents one ordinary share, par value £0.10 per share, of the registrant, referred to as ordinary shares. The Micro Focus ADSs will be issuable upon deposit of ordinary shares with Deutsche Bank Trust Company Americas, acting as the depositary, and will be registered under a registration statement on Form F-6 (Registration No. 333-219677).
(2)	Represents an estimate as of July 27, 2017 of the maximum number of ordinary shares of the registrant issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of September 7, 2016, among the registrant, Hewlett Packard Enterprise Company, Seattle SpinCo, Inc., Seattle Holdings, Inc. and Seattle MergerSub, Inc., as described in this registration statement. The estimated number of ordinary shares of the registrant is calculated pursuant to the following formula: an estimate of the registrant's outstanding ordinary shares on a fully diluted basis immediately prior to the closing of the merger, multiplied by the quotient of 50.1% divided by 49.9%, such that the amount of ordinary shares registered pursuant to this registration statement represents 50.1% of all outstanding ordinary shares of the registrant on a fully diluted basis after giving effect to the issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(f)(2) under the Securities Act, based on the book value, as of April 30, 2017 (which is the most recent date for which such information is available) of all of the Seattle SpinCo, Inc. securities to be received by the registrant in exchange for the securities to be issued hereunder.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-219678) of Micro Focus International plc is filed for the purpose of amending the Exhibit Index.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Micro Focus Articles provide that, subject to the Companies Act 2006 of the United Kingdom and the U.K. Listing Rules, every director and officer and former director and former officer of Micro Focus and of each of the “associated companies” of Micro Focus (meaning any company that is a parent, subsidiary or sister company of Micro Focus) shall be indemnified by Micro Focus out of its own funds against:

(i)	subject to certain exceptions, any liability incurred by or attaching to him/her in connection with any negligence, default, breach of duty or breach of trust by him/her in relation to Micro Focus or any associated company of Micro Focus; and
(ii)	any other liability incurred by or attaching to him/her in the actual or purported execution and/or discharge of his/her duties and/or the exercise or purported exercise of his/her powers and/or otherwise in relation to or in connection with his/her duties, powers or office.

Generally, under the Companies Act 2006, a company may not indemnify its directors against liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity), liability for fines for criminal conduct or fines imposed by a regulator, or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

Micro Focus has entered into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require Micro Focus, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of Micro Focus, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at Micro Focus’ request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Micro Focus pursuant to the foregoing provisions, Micro Focus has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)	The Exhibit Index is incorporated herein by reference.

See the Exhibit Index attached to this registration statement, which is incorporated herein by reference.

(b)	Financial Statements Schedule has been omitted as the information has been otherwise supplied in the financial statements or notes to the financial statements.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.
5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newbury, United Kingdom, on August 15, 2017.

MICRO FOCUS INTERNATIONAL PLC

By:	/s/ Mike Phillips
	Name:	Mike Phillips
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated below.

Signatures	Title	Date

*	Executive Chairman of the Board (Principal Executive Officer)	August 15, 2017
Kevin Loosemore

/s/ Mike Phillips	Chief Financial Officer and Executive Director (Principal Financial Officer and Principal Accounting Officer)	August 15, 2017
Mike Phillips

*	Chief Executive Officer of Micro Focus and Executive Director	August 15, 2017
Stephen Murdoch

*	Chief Executive Officer of SUSE and Executive Director	August 15, 2017
Nils Brauckmann

*	Senior Independent Non-Executive Director	August 15, 2017
Karen Slatford

*	Independent Non-Executive Director	August 15, 2017
Richard Atkins

*	Independent Non-Executive Director	August 15, 2017
Amanda Brown

*	(Independent Non-Executive Director)	August 15, 2017
Silke Scheiber

*	(Independent Non-Executive Director)	August 15, 2017
Darren Roos
*By:	/s/ Mike Phillips
Mike Phillips Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the following persons in the capacities indicated on August 15, 2017.

Signatures	Title	Date

/s/ Giselle Manon	Authorized Representative in the United States	August 15, 2017
Giselle Manon

EXHIBIT INDEX

Exhibit No.	Description
2.1†*
Agreement and Plan of Merger dated September 7, 2016 entered into among Micro Focus International plc, Hewlett Packard Enterprise Company, Seattle MergerSub, Inc., Seattle Holdings Inc. and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.1 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.2†*
Separation and Distribution Agreement dated September 7, 2016 entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.2 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.3†*
Employee Matters Agreement dated September 7, 2016 entered into among Micro Focus International plc, Hewlett Packard Enterprise Company and Seattle SpinCo, Inc. (incorporated by reference to Exhibit 2.3 of Hewlett Packard Enterprise Company’s Current Report on Form 8-K filed on September 7, 2016)

2.4†*	Form of Intellectual Property Matters Agreement to be entered into among Hewlett Packard Enterprise Company, Hewlett Packard Enterprise Development LP and Seattle SpinCo, Inc.

2.5†*	Form of Real Estate Matters Agreement to be entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.

2.6†*	Form of Tax Matters Agreement to be entered into among Micro Focus International plc, Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.

2.7†*	Form of Transition Services Agreement to be entered into between Hewlett Packard Enterprise Company and Seattle SpinCo, Inc.

3.1*	Articles of Association of Micro Focus International plc

4.1*	Specimen certificate representing ordinary shares of Micro Focus International plc

4.2*	Form of Deposit Agreement by and among Micro Focus International plc and Deutsche Bank Trust Company Americas, as Depositary

4.3*	Form of American Depositary Receipt (included in Exhibit 4.2)

5.1*	Opinion of Travers Smith LLP regarding ordinary shares to be issued by Micro Focus International plc

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters

10.1*	Form of Credit Agreement, among Seattle SpinCo, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

10.2*
Form of Credit Agreement, among Micro Focus International plc, Micro Focus Group Limited, MA FinanceCo., LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

16.1	Letter from PricewaterhouseCoopers LLP

21.1*	Subsidiaries of Micro Focus International plc

Exhibit No.	Description
23.1*	Consent of PricewaterhouseCoopers LLP relating to Micro Focus International plc

23.2*	Consent of Ernst & Young LLP relating to Seattle SpinCo, Inc.

23.3*	Consent of Grant Thornton LLP relating to The Attachmate Group

23.4*	Consent of Travers Smith LLP (included in Exhibit 5.1)

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

24.1*	Power of Attorney for Micro Focus International plc (included on signature page)

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the Securities and Exchange Commission upon request.
*	Previously filed.